DIGITAL REALTY REPORTS THIRD QUARTER 2014 RESULTS
San Francisco, Calif. (October 28, 2014) – Digital Realty Trust, Inc. (NYSE: DLR), a leading global provider of data center and colocation solutions, announced today financial results for the third quarter of 2014. All per share results are shown on a diluted share and unit basis.

Highlights

•	Reported FFO per share of $1.22 in 3Q14, compared to $1.10 in 3Q13;

•	Reported core FFO per share of $1.22 in 3Q14, compared to $1.16 in 3Q13;

•	Signed leases during 3Q14 expected to generate $31 million in annualized GAAP rental revenue;

•	Improved portfolio occupancy 20 basis points to 93.0% in 3Q14, compared to 92.8% in 2Q14; and

•	Revised 2014 core FFO per share outlook to $4.90 - $4.95 from the prior range of $4.85 - $4.95.

Financial Results
Revenues were $412 million for the third quarter of 2014, a 3% increase over the previous quarter and a 9% increase over the same quarter last year.
Adjusted EBITDA was $235 million for the third quarter of 2014, a 0.3% increase over the previous quarter and an 8% increase over the same quarter last year.
Funds from operations (“FFO”) on a diluted basis was $169 million in the third quarter of 2014, or $1.22 per share, compared to $1.20 per share in the second quarter of 2014 and $1.10 per share in the third quarter of 2013.
Excluding certain items that do not represent core expenses or revenue streams, third quarter 2014 core FFO was $1.22 per share compared to $1.21 per share in the second quarter of 2014, and $1.16 per share in the third quarter of 2013.
Net income for the third quarter of 2014 was $130 million, and net income available to common stockholders was $109 million, or $0.80 per diluted share, compared to $0.31 per diluted share in the second quarter of 2014 and $1.06 per diluted share in the third quarter of 2013.

Leasing Activity
“We maintained consistent leasing momentum during the third quarter, with new lease signings totaling $31 million of annualized GAAP rental revenue,” commented Interim Chief Executive Officer and Chief Financial Officer Bill Stein.
“We also realized another consistent contribution from our mid-market segment, with new leases signed during the third quarter expected to generate $5 million of annualized GAAP rental revenue. Pricing has firmed across products and regions, and net effective leasing economics continue to improve, driven by steady absorption of excess supply at the sector level, along with company-specific changes to our sales compensation program and tighter underwriting discipline.”
The weighted-average lag between leases signed during the third quarter of 2014 and the contractual commencement date was 5.5 months.
In addition to new leases signed, Digital Realty also signed renewal leases representing $56 million of annualized GAAP rental revenue during the quarter. Rental rates on renewal leases signed during the third quarter of 2014 rolled down 5% on a cash basis but rolled up 9% on a GAAP basis.

New leases signed during the third quarter of 2014 by region and product type are summarized as follows:

North America	Annualized GAAP Rent (in thousands)	Square Feet	GAAP Rent / Sq. Ft.	MW	GAAP Rent / kW

Turn-Key Flex	$16,021	125,183	$128	9.5	$141
Powered Base Building	1,004	22,000	46	—	—
Custom Solutions	3,623	15,195	238	1.2	252
Colocation	4,163	17,449	239	1.3	268
Non-Technical	479	15,240	31	—	—
Total	$25,290	195,067	$130	12.0	$166

Europe (1)
Turn-Key Flex	3,165	13,889	228	1.4	185
Colocation	—	—	—	—	—
Non-Technical	24	699	34	—	—
Total	$3,189	14,588	$219	1.4	$185

Asia Pac (1)
Turn-Key Flex	1,656	9,540	174	0.6	230
Colocation	1,128	5,633	200	0.4	226
Non-Technical	—	—	—	—	—
Total	$2,784	15,173	$183	1.0	$229
Grand Total	$31,263	224,828	$139	14.4	$172
(1) Based on quarterly average exchange rates during the three months ended September 30, 2014.

Investment Activity
As previously announced, the company formed a $187.6 million joint venture with an affiliate of Griffin Capital Essential Asset REIT, Inc. (“GCEAR”) during the third quarter.  Digital Realty contributed to the joint venture a 132,280 square foot Turn-Key Flex® data center in Ashburn, Virginia valued at $185.5 million (excluding $2.1 million of closing costs), or $20,611 per kW.  The property is expected to generate forward 12-month cash net operating income of approximately $13 million, representing a 7.05% cap rate.  The property is 100% leased, with a weighted-average remaining lease term of approximately seven years.  GCEAR holds an 80% interest in the joint venture and Digital Realty retained a 20% interest.  Digital Realty will continue to manage the property, and will receive management fees and will also be entitled to participate in certain excess cash flow and capital proceeds for managing the property.
The company is currently in the process of marketing five non-core properties as part of its previously announced disposition program.  During the third quarter of 2014, the company recognized impairment losses of approximately $13 million to reduce the carrying value of one property located in the Midwest and one in the Northeastern U.S. to their estimated fair market value at September 30, 2014.

Balance Sheet
Digital Realty had approximately $4.7 billion of total debt outstanding as of September 30, 2014, comprised of $4.3 billion of unsecured debt and approximately $0.4 billion of secured debt. At the end of the third quarter of 2014, net debt-to-Adjusted EBITDA was 5.0x, debt-plus-preferred-to-total-enterprise-value was 40.2% and fixed charge coverage was 3.1x.

Revised 2014 Outlook
Digital Realty revised its 2014 core FFO per share outlook to $4.90 - $4.95 from the prior range of $4.85 - $4.95. The assumptions underlying the revised core FFO per share outlook are summarized as follows.

	As of Feb. 25, 2014	As of May 6, 2014	As of July 29, 2014	As of Oct. 28, 2014
Internal Growth
Rental rates on renewal leases
Cash basis	Roughly flat	Roughly flat	Roughly flat	Roughly flat
GAAP basis	Modestly Positive	Modestly Positive	Modestly Positive	Modestly Positive
Year-end portfolio occupancy	N/A	92.0% - 93.0%	93.0% - 93.5%	93.0% - 93.5%
"Same-capital" cash NOI growth (1)	N/A	4.0% - 5.0%	4.0% - 5.0%	4.5% - 5.5%
Operating margin	25 - 75 bps < historical run-rate	25 - 75 bps < historical run-rate	25 - 75 bps < historical run-rate	25 - 75 bps < historical run-rate
Incremental revenue from speculative leasing (2)	$20 - $30 million	$10 - $15 million	$5 - $10 million	$0 - $5 million
Overhead load (3)	75 - 85 bps on total assets	75 - 85 bps on total assets	75 - 85 bps on total assets	75 - 85 bps on total assets

External Growth
Acquisitions
Dollar volume	$0 - $400 million	$0 - $400 million	$0 - $200 million	$0 - $100 million
Cap Rate	7.5% - 8.5%	7.5% - 8.5%	7.5% - 8.5%	7.5% - 8.5%
Dispositions
Dollar volume	N/A	N/A	$42 - $400 million	$73 - $400 million
Cap Rate	N/A	N/A	0.0% - 12.0%	0.0% - 12.0%
Joint ventures
Dollar volume	$0 - $400 million	$40 - $400 million	$40 - $400 million	$228 million
Cap rate	6.75% - 7.25%	6.75% - 7.25%	6.75% - 7.25%	7.1%
Development
CapEx	$600 - $800 million	$600 - $800 million	$775 - $850 million	$750 - $800 million
Average stabilized yields	10.0% - 12.0%	10.0% - 12.0%	10.0% - 12.0%	10.0% - 12.0%
Enhancements and other non-recurring CapEx (4)	$85 - $90 million	$85 - $90 million	$85 - $90 million	$85 - $90 million
Recurring CapEx + capitalized leasing costs (5)	$75 - $80 million	$75 - $80 million	$85 - $90 million	$85 - $90 million

Balance Sheet
Preferred equity
Dollar amount	$100 - $250 million	$365 million	$365 million	$365 million
Pricing	8.0% - 8.5%	7.375%	7.375%	7.375%
Timing	Early 2014	Early 2014	Early 2014	Early 2014
Long-term debt
Dollar amount	$700 - $900 million	$700 - $900 million	$700 - $900 million	$700 - $900 million
Pricing	4.75% - 5.50%	4.75% - 5.50%	4.75% - 5.50%	4.75% - 5.50%
Timing	Early 2014	Mid 2014	Mid 2014	Mid-to-late 2014

Core Funds From Operations / share	$4.75 - $4.90	$4.80 - $4.90	$4.85 - $4.95	$4.90 - $4.95
(1) The “same-capital” pool includes properties owned as of December 31, 2012 with less than 5% of total rentable square feet under development. It also excludes properties that were undergoing, or were expected to undergo, development activities in 2013-2014. NOI is defined as rental revenue and tenant reimbursement revenue less rental property operating and maintenance expenses, property taxes and insurance expenses (as reflected in the statement of operations), and cash NOI is NOI less straight-line rents and above- and below-market rent amortization.

(2) Incremental revenue from speculative leasing represents revenue expected to be recognized in the current year from leases that have not yet been signed.
(3) Overhead load is defined as General & Administrative expense divided by Total Assets.
(4) Other non-recurring CapEx represents costs incurred to enhance the capacity or marketability of operating properties, such as network fiber initiatives, the build-out of an additional sub-station or installation of a new security system, in addition to major remediation costs on recently-acquired properties, whether or not contemplated in the original acquisition underwriting. Other non-recurring CapEx also includes infrequent and major component replacements.
(5) Recurring CapEx represents non-incremental improvements required to maintain current revenues, including second-generation tenant improvements and leasing commissions. Capitalized leasing costs include capitalized leasing compensation as well as capitalized internal leasing commissions.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, including FFO, core FFO and Adjusted EBITDA. A reconciliation from U.S. GAAP net income available to common stockholders to FFO, a definition of FFO, a reconciliation from FFO to core FFO, and a definition of core FFO are included as an attachment to this press release. A reconciliation from U.S. GAAP net income available to common stockholders to Adjusted EBITDA, a definition of Adjusted EBITDA, a definition of debt-plus-preferred-to-total-enterprise-value, and a definition of fixed charge coverage ratio are included as an attachment to this press release.

Investor Conference Call
Prior to Digital Realty’s conference call today at 5:30 p.m. EDT / 2:30 p.m. PDT, Digital Realty will post a presentation to the Investors section of the company’s website at http://investor.digitalrealty.com. The presentation is designed to accompany the discussion of its third quarter 2014 financial results and operating performance. The conference call will feature: Interim Chief Executive Officer and Chief Financial Officer A. William Stein; Chief Investment Officer Scott Peterson; Senior Vice President of Sales & Marketing Matt Miszewski; and Vice President of Finance Matt Mercier.
To participate in the live call, investors are invited to dial +1 (866) 737-5498 (for domestic callers) or +1 (412) 902-6526 (for international callers) at least five minutes prior to start time. A live webcast of the call will be available via the Investors section of Digital Realty’s website at http://investor.digitalrealty.com.
Telephone and webcast replays will be available through Digital Realty’s website. The telephone replay can be accessed one hour after the call by dialing +1 (877) 344-7529 (for domestic callers) or +1 (412) 317-0088 (for international callers) and providing the conference ID# 10051713. The webcast replay can be accessed on Digital Realty’s website immediately after the live call has concluded.

About Digital Realty
Digital Realty Trust, Inc. supports the data center and colocation strategies of more than 600 firms across its secure, network-rich portfolio of data centers located throughout North America, Europe, Asia and Australia. Digital Realty’s clients include domestic and international companies of all sizes, ranging from financial services, cloud and information technology services, to manufacturing, energy, gaming, life sciences and consumer products. www.digitalrealty.com
Additional information about Digital Realty is included in the Company Overview, available on the Investors page of Digital Realty’s website at www.digitalrealty.com. The Company Overview is updated periodically, and may disclose material information and updates. To receive e-mail alerts when the Company Overview is updated, please visit the Investors page of Digital Realty’s website.

Contact Information
A. William Stein    John J. Stewart
Interim Chief Executive Officer    Senior Vice President
and Chief Financial Officer    Investor Relations
Digital Realty Trust, Inc.    Digital Realty Trust, Inc.
+1 (415) 738-6500        +1 (415) 738-6500

Safe Harbor Statement
This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including statements related to supply and demand for data center and colocation space; pricing and net effective leasing economics; market dynamics and data center fundamentals; our strategic priorities, including improving ROIC and our disposition program; rent from leases that have been signed but have not yet commenced and other contracted rent to be received in future periods; rental rates on future leases; lag between signing and commencement; our joint venture with the GCEAR fund, our expected fees and proceeds from the joint venture, future cash NOI and remaining lease terms related to the joint venture property; cap rates and yields; and the company's revised 2014 FFO, core FFO and net income outlook and underlying assumptions. These risks and uncertainties include, among others, the following: the impact of current global economic, credit and market conditions; current local economic conditions in our geographic markets; decreases in information technology spending, including as a result of economic slowdowns or recession; adverse economic or real estate developments in our industry or the industry sectors that we sell to (including risks relating to decreasing real estate valuations and impairment charges); our dependence upon significant tenants; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; defaults on or non-renewal of leases by tenants; our failure to obtain necessary debt and equity financing; risks associated with using debt to fund our business activities, including re-financing and interest rate risks, our failure to repay debt when due, adverse changes in our credit ratings or our breach of covenants or other terms contained in our loan facilities and agreements; financial market fluctuations; changes in foreign currency exchange rates; our inability to manage our growth effectively; difficulty acquiring or operating properties in foreign jurisdictions; our failure to successfully integrate and operate acquired or developed properties or businesses; the suitability of our properties and data center infrastructure, delays or disruptions in connectivity, failure of our physical infrastructure or services or availability of power; risks related to joint venture investments, including as a result of our lack of control of such investments; delays or unexpected costs in development of properties; decreased rental rates, increased operating costs or increased vacancy rates; increased competition or available supply of data center space; our inability to successfully develop and lease new properties and development space; difficulties in identifying properties to acquire and completing acquisitions; our inability to acquire off-market properties; our inability to comply with the rules and regulations applicable to reporting companies; our failure to maintain our status as a REIT; possible adverse changes to tax laws; restrictions on our ability to engage in certain business activities; environmental uncertainties and risks related to natural disasters; losses in excess of our insurance coverage; changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and changes in local, state and federal regulatory requirements, including changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the company with the U.S. Securities and Exchange Commission, including the company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2013 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Digital Realty Trust, Inc. and Subsidiaries
Condensed Consolidated Income Statements
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	9/30/14	9/30/13	9/30/14	9/30/13
Operating Revenues:

Rental	$317,064	$290,712	$936,270	$858,064
Tenant reimbursements	92,209	88,059	261,517	240,657
Fee income	2,748	671	5,397	2,205
Other	165	14	1,038	402
Total operating revenues	$412,186	$379,456	$1,204,222	$1,101,328

Operating Expenses:
Rental property operating and maintenance	130,894	129,234	375,586	341,420
Property taxes	25,765	26,074	68,485	66,490
Insurance	2,145	2,144	6,463	6,587
Construction management	60	51	345	729
Change in fair value of contingent consideration	(1,465)	(943)	(4,102)	(13)
Depreciation and amortization	137,474	121,198	405,186	348,688
General and administrative	20,709	16,275	71,708	50,117
Transactions	144	243	980	3,497
Impairment of investments in real estate	12,500	—	12,500	—
Other	1,588	3	2,239	56
Total operating expenses	$329,814	$294,279	$939,390	$817,571

Operating income	82,372	85,177	264,832	283,757

Other Income (Expenses):
Equity in earnings of unconsolidated joint ventures	3,455	2,174	9,513	6,839
Gain on insurance settlement	—	—	—	5,597
Gain on sale of property	—	—	15,945	—
Gain on contribution of property to unconsolidated joint venture	93,498	115,054	95,404	115,054
Interest and other income	378	(127)	2,022	(92)
Interest expense	(48,169)	(47,742)	(144,689)	(143,403)
Tax expense	(1,178)	(352)	(4,037)	(1,765)
Loss from early extinguishment of debt	(195)	(704)	(780)	(1,205)
Net Income	$130,161	$153,480	$238,210	$264,782

Net income attributable to noncontrolling interests	(2,392)	(2,882)	(4,190)	(4,997)
Net Income Attributable to Digital Realty Trust, Inc.	$127,769	$150,598	$234,020	$259,785

Preferred stock dividends	(18,455)	(11,726)	(49,010)	(31,179)
Net Income Available to Common Stockholders	$109,314	$138,872	$185,010	$228,606

Net income per share available to common stockholders:
Basic	$0.81	$1.08	$1.39	$1.79
Diluted	$0.80	$1.06	$1.39	$1.79

Weighted average shares outstanding:
Basic	135,492,618	128,427,444	132,635,894	127,771,419
Diluted	135,946,533	135,301,765	132,852,966	127,955,769

Digital Realty Trust, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	9/30/14	12/31/13
ASSETS	(unaudited)

Investments in real estate
Properties:
Land	$694,237	$693,791
Acquired ground leases	14,030	14,618
Buildings and improvements	9,032,432	8,680,677
Tenant improvements	496,018	490,492

Total investments in properties	$10,236,717	$9,879,578
Accumulated depreciation and amortization	(1,840,379)	(1,565,996)

Net investments in properties	$8,396,338	$8,313,582
Investment in unconsolidated joint ventures	94,497	70,504
Net investments in real estate	$8,490,835	$8,384,086
Cash and cash equivalents	36,528	56,808
Accounts and other receivables, net	140,463	122,248
Deferred rent	442,358	393,504
Acquired above-market leases, net	42,477	52,264
Acquired in-place lease value and deferred leasing costs, net	461,243	489,456
Deferred financing costs, net	33,761	36,475
Restricted cash	13,986	40,362
Assets held for sale	—	—
Other assets	60,356	51,627

Total Assets	$9,722,007	$9,626,830

LIABILITIES AND EQUITY

Global revolving credit facility	$485,023	$724,668
Unsecured term loan	1,002,186	1,020,984
Unsecured senior notes, net of discount	2,835,478	2,364,232
Exchangeable senior debentures	—	266,400
Mortgage loans, net of premiums	417,042	585,608
Accounts payable and other accrued liabilities	648,314	662,687
Accrued dividends and distributions	—	102,509
Acquired below-market leases, net	110,708	130,269
Security deposits and prepaid rents	119,696	122,961

Total Liabilities	$5,618,447	$5,980,318

Equity:
Stockholders' equity	$4,062,108	$3,610,516
Noncontrolling interests	41,452	35,996
Total Equity	$4,103,560	$3,646,512

Total Liabilities and Equity	$9,722,007	$9,626,830

Digital Realty Trust, Inc. and Subsidiaries
Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)
(in thousands, except per share and unit data)
(unaudited)

	Three Months Ended			Nine Months Ended
	9/30/14	6/30/14	9/30/13	9/30/14	9/30/13

Net income available to common stockholders	$109,314	$41,510	$138,872	$185,010	$228,606
Adjustments:
Noncontrolling interests in operating partnership	2,272	873	2,757	3,838	4,517
Real estate related depreciation and amortization (1)	136,289	135,938	120,006	401,723	345,609
Real estate related depreciation and amortization related to investment in unconsolidated joint ventures	1,934	1,802	788	5,364	2,418
Impairment of investments in real estate	12,500	—	—	12,500	—
Gain on sale of property	—	(15,945)	—	(15,945)	—
Gain on contribution of properties to unconsolidated joint venture	(93,498)	—	(115,054)	(95,404)	(115,054)
FFO available to common stockholders and unitholders (2)	$168,811	$164,178	$147,369	$497,086	$466,096

Basic FFO per share and unit	$1.22	$1.20	$1.13	$3.67	$3.58
Diluted FFO per share and unit (2)	$1.22	$1.20	$1.10	$3.63	$3.47

Weighted average common stock and units outstanding
Basic	138,308	136,615	130,977	135,382	130,287
Diluted (2)	138,762	137,912	137,851	138,217	137,728

(1) Real estate related depreciation and amortization was computed as follows:
Depreciation and amortization per income statement	$137,474	$137,092	$121,198	$405,186	$348,688
Non-real estate depreciation	(1,185)	(1,154)	(1,192)	(3,463)	(3,079)
Real Estate Related Depreciation & Amortization	$136,289	$135,938	$120,006	$401,723	$345,609

(2) At September 30, 2013, we had no series D convertible preferred shares outstanding, as a result of the conversion of all remaining shares on February 26, 2013, which calculates into 629 common shares on a weighted average basis for the nine months ended September 30, 2013.  For all periods presented, we have excluded the effect of dilutive series E, series F, series G and series H preferred stock, as applicable, that may be converted upon the occurrence of specified change in control transactions as described in the articles supplementary governing the series E, series F, series G and series H preferred stock, as applicable, which we consider highly improbable.  In addition, we had a balance of $0, $0 and $266,400 of 5.50% exchangeable senior debentures due 2029 that were exchangeable for 0, 1,122 and 6,684 common shares on a weighted average basis for the three months ended  September 30, 2014, June 30, 2014 and September 30, 2013, respectively, and were exchangeable for 2,618 and 6,628 common shares on a weighted average basis for the nine months ended September 30, 2014 and September 30, 2013, respectively.  See below for calculations of diluted FFO available to common stockholders and unitholders and weighted average common stock and units outstanding.

	Three Months Ended			Nine Months Ended
	9/30/14	6/30/14	9/30/13	9/30/14	9/30/13
FFO available to common stockholders and unitholders	$168,811	$164,178	$147,369	$497,086	$466,096
Add: 5.50% exchangeable senior debentures interest expense	—	675	4,050	4,725	12,150
FFO available to common stockholders and unitholders -- diluted	$168,811	$164,853	$151,419	$501,811	$478,246

Weighted average common stock and units outstanding	138,308	136,615	130,977	135,382	130,287
Add: Effect of dilutive securities (excluding series D convertible preferred stock and 5.50% exchangeable senior debentures)	454	175	190	217	184
Add: Effect of dilutive series D convertible preferred stock	—	—	—	—	629
Add: Effect of dilutive 5.50% exchangeable senior debentures	—	1,122	6,684	2,618	6,628
Weighted average common stock and units outstanding -- diluted	138,762	137,912	137,851	138,217	137,728

Digital Realty Trust, Inc. and Subsidiaries
Reconciliation of Funds From Operations (FFO) to Core Funds From Operations (CFFO)
(in thousands, except per share and unit data)
(unaudited)

	Three Months Ended			Nine Months Ended
	9/30/14	6/30/14	9/30/13	9/30/14	9/30/13

FFO available to common stockholders and unitholders -- diluted	$168,811	$164,853	$151,419	$501,811	$478,246

Termination fees and other non-core revenues (3)	(165)	(873)	(14)	(3,085)	(402)
Gain on insurance settlement	—	—	—	—	(5,597)
Significant transaction expenses	144	755	243	980	3,497
Loss from early extinguishment of debt	195	293	704	780	1,205
Straight-line rent expense adjustment attributable to prior periods	—	—	9,155	—	7,489
Change in fair value of contingent consideration (4)	(1,465)	766	(943)	(4,102)	(13)
Equity in earnings adjustment for non-core items	—	—	—	843	—
Severance accrual and equity acceleration (5)	—	260	—	12,690	—
Other non-core expense adjustments (6)	1,588	651	3	2,239	56
CFFO available to common stockholders and unitholders -- diluted	$169,108	$166,705	$160,567	$512,156	$484,481

Diluted CFFO per share and unit	$1.22	$1.21	$1.16	$3.71	$3.52

(3) Includes one-time fees, proceeds and certain other adjustments that are not core to our business.
(4) Relates to earn-out contingency in connection with Sentrum Portfolio acquisition.
(5) Relates to severance charges related to the departure of the company’s former Chief Executive Officer.
(6) Includes reversal of accruals and certain other adjustments that are not core to our business.

Digital Realty Trust, Inc. and Subsidiaries
Reconciliation of Net Income Available to Common Stockholders to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended			Nine Months Ended
	9/30/14	6/30/14	9/30/13	9/30/14	9/30/13
Net income available to common stockholders	$109,314	$41,510	$138,872	$185,010	$228,606

Interest	48,169	49,146	47,742	144,689	143,403
Loss from early extinguishment of debt	195	293	704	780	1,205
Taxes	1,178	1,021	352	4,037	1,765
Depreciation and amortization	137,474	137,092	121,198	405,186	348,688
EBITDA	$296,330	$229,062	$308,868	$739,702	$723,667

Straight-line rent expense adjustment attributable to prior periods	—	—	9,155	—	7,489
Change in fair value of contingent consideration	(1,465)	766	(943)	(4,102)	(13)
Severance accrual and equity acceleration	—	260	—	12,690	—
Impairment of investments in real estate	12,500	—	—	12,500	—
Gain on sale of property	—	(15,945)	—	(15,945)	—
Gain on contribution of properties to unconsolidated joint venture	(93,498)	—	(115,054)	(95,404)	(115,054)
Noncontrolling interests	2,392	993	2,882	4,190	4,997
Preferred stock dividends	18,455	18,829	11,726	49,010	31,179
Adjusted EBITDA	$234,714	$233,965	$216,634	$702,641	$652,265

A reconciliation of the range of 2014 projected net income to projected FFO and core FFO follows:

Low - High
Net income available to common stockholders per diluted share	$1.61 – 1.66
Add:
Real estate depreciation and amortization	$3.95
Impairment of investments in real estate	$0.09
Less:
Dilutive impact of exchangeable debentures	$(0.04)
Gain on sale / contributions	$(0.81)

Projected FFO per diluted share	$4.80– 4.85

Adjustments for items that do not represent core expenses and revenue streams	$0.10

Projected core FFO per diluted share	$4.90– 4.95

Funds From Operations
Digital Realty calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, impairment charges, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.

Core Funds from Operations
We present core funds from operations, or CFFO, as a supplemental operating measure because, in excluding certain items that do not reflect core revenue or expense streams, it provides a performance measure that, when compared year over year, captures trends in our core business operating performance. We calculate CFFO by adding to or subtracting from FFO (i) termination fees and other non-core revenues, (ii) significant transaction expenses, (iii) loss from early extinguishment of debt, (iv) costs on redemption of preferred stock, (v) significant property tax adjustments, net and (vi) other non-core expense adjustments. Because certain of these adjustments have a real economic impact on our financial condition and results from operations, the utility of CFFO as a measure of our performance is limited. Other REITs may not calculate CFFO in a consistent manner. Accordingly, our CFFO may not be comparable to other REITs’ CFFO. CFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.

EBITDA and Adjusted EBITDA
We believe that earnings before interest expense, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA (as defined below), are useful supplemental performance measures because they allow investors to view our performance without the impact of non-cash depreciation and amortization or the cost of debt and, with respect to Adjusted EBITDA, straight-line rent expense adjustment attributable to prior periods, change in fair value of contingent consideration, severance accrual and equity acceleration, impairment charges, gain on sale of property, gain on contribution of properties to unconsolidated joint venture, non-controlling interests, and preferred stock dividends. Adjusted EBITDA is EBITDA excluding straight-line rent expense adjustment attributable to prior periods, change in fair value of contingent consideration, severance accrual and equity acceleration, impairment charges, gain on sale of property, gain on contribution of properties to unconsolidated joint venture, non-controlling interests, and preferred stock dividends. In addition, we believe EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Because EBITDA and Adjusted EBITDA are calculated before recurring cash charges including interest expense and income taxes, exclude capitalized costs, such as leasing commissions, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utility as a measure of our performance is limited. Other REITs may calculate EBITDA and Adjusted EBITDA differently than we do; accordingly, our EBITDA and Adjusted EBITDA may not be comparable to such other REITs’ EBITDA and Adjusted EBITDA. Accordingly, EBITDA and Adjusted EBITDA should be considered only as supplements to net income computed in accordance with GAAP as a measure of our financial performance.

Additional Definitions
Net debt-to-Adjusted EBITDA ratio is calculated using total debt at balance sheet carrying value less unrestricted cash and cash equivalents divided by the product of Adjusted EBITDA multiplied by four.
Debt-plus-preferred-to-total-enterprise-value is mortgage debt and other loans plus preferred stock divided by mortgage debt and other loans plus the liquidation value of preferred stock and the market value of outstanding Digital Realty Trust, Inc. common stock and Digital Realty Trust, L.P. units, assuming the redemption of Digital Realty Trust, L.P. units for shares of Digital Realty Trust, Inc. common stock.
Fixed charge coverage ratio is Adjusted EBITDA divided by the sum of GAAP interest expense, capitalized interest, scheduled debt principal payments and preferred dividends. For the quarter ended September 30, 2014, GAAP interest expense was $48 million, capitalized interest was $5 million and scheduled debt principal payments and preferred dividends was $21 million.